Draft 09/10/97

                                   FOAMEX L.P.

                                       and

                           FOAMEX CAPITAL CORPORATION

       Offer for all Outstanding 9-7/8% Senior Subordinated Notes Due 2007
             in Exchange for up to $150,000,000 principal amount of
                    9-7/8% Senior Subordinated Notes Due 2007

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  THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON
  _____________, 1997, UNLESS EXTENDED OR TERMINATED (THE "EXPIRATION DATE").
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To Our Clients:

     Enclosed for your consideration is a Prospectus dated , 1997 (as the same may be amended or supplemented from time to time, the "Prospectus") and a form of Letter of Transmittal (the "Letter of Transmittal") relating to the offer (the "Exchange Offer") by Foamex L.P. (the "Company") and Foamex Capital Corporation ("FCC," and, together with the Company, the "Issuers") to exchange up to $150,000,000 in aggregate principal amount of its Senior Subordinated Notes due 2007 (the "Old Notes") for $150,000,000 in aggregate principal amount of its Senior Subordinated Notes due 2007 (the "New Notes") upon the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

     The material is being forwarded to you as the beneficial owner of Old Notes held by us for your account or benefit but not registered in your name. A tender of the Old Notes pursuant to the Exchange Offer may be made only by us as the registered holder of the Old Notes, and pursuant to your instructions. Therefore, the Issuers urge beneficial owners of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to tender Old Notes in the Exchange Offer.

     Accordingly, we request instructions as to whether you wish us to tender any or all Old Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to tender your Old Notes pursuant to the Exchange Offer.

     Your instructions to us should be forwarded as promptly as practicable in order to permit us to tender Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m.,
New York City Time, on        , unless extended (the "Expiration Date"). Old
Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to the Expiration Date.

     If you wish to have us tender any or all of your Old Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Notes held by us and registered in our name for your account or benefit.



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